Exhibit 3.1
AMENDMENT TO PROLOGIS
AMENDED AND RESTATED BYLAWS
     The Amended and Restated Bylaws of ProLogis dated March 15, 2005 are amended as of March 15, 2006 as follows:
1. A new Section 15 of Article I is added to read as follows:
     Section 15. Election of Trustees.
     (a) Except as provided in Article IV, Section 3 of the Declaration of Trust, each Trustee shall be elected by the vote of a majority of all the votes cast by Shareholders entitled to vote with respect to the election of Trustees at a meeting duly called at which a quorum is present; provided, that if the number of nominees exceeds the number of Trustees to be elected, the Trustees shall be elected by the vote of a plurality of all the votes cast by Shareholders entitled to vote with respect to the election of Trustees at a meeting duly called at which a quorum is present. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted “for” the election of a Trustee must exceed the number of shares of the Trust that are withheld from his or her election. Any Trustee so elected shall serve as a Trustee until the next annual meeting of Shareholders and until his or her successor is elected and qualifies, subject to prior death, resignation or removal. In any election of Trustees any Trustee who does not receive a majority of the votes cast as aforesaid, will tender his or her resignation within three (3) days after certification of the results for consideration by the Governance and Nomination Committee.
     (b) Upon receipt of a tendered resignation of a Trustee as a result of the foregoing:
          (1) The Governance and Nomination Committee will promptly consider the tendered resignation and will recommend to the Board the action to be taken. In considering the tendered resignation, the Governance and Nomination Committee will consider all factors it deems relevant including, without limitation, the stated reasons, if any, why shareholders “withheld” votes, the length of service and qualifications of the Trustee whose resignation has been tendered, the Trustee’s contributions to the Trust, compliance with exchange listing standards for board composition regarding independence and financial expertise qualifications, triggering defaults or other adverse consequences under material contracts or acceleration of change in control provisions and other rights in severance or employment agreements, other compensation arrangements and other agreements entered into by the Trust, and the Declaration of Trust of the Trust and these Bylaws.
          (2) In considering the recommendation of the Governance and Nomination Committee, the Board will consider the factors considered by that committee and such other factors and information it believes relevant.
          (3) The Trustee at issue will not participate in any consideration of his or her tendered resignation, except as provided below. If a majority of the members of the Governance and Nomination Committee do not receive a majority of the votes cast “for” their election, then the independent members of the Board who received a majority of votes cast “for” their election will consider the tendered resignations as provided above and will recommend to the Board whether to accept or reject them. The independent members of the members of the Board may appoint a committee of independent members for this purpose. If all independent members of the Board do not receive a majority of votes cast “for” their election and one or more of the non-independent Trustees has received a majority of votes cast “for” their election, then those non-independent Trustees will consider the tendered resignations without the use of a Board committee. If none of the members of the Board receive a majority of votes cast “for” their election, then the full Board (including the Trustee(s) at issue) will consider the tendered resignations without the use of a Board committee.
          (4) A tendered resignation will be effective 90 days from the date of tender unless the Board affirmatively determines to (a) reject the resignation, or (b) to accept the resignation on a specified future date or upon the appointment of a replacement Trustee to fill the vacancy which results from the effectiveness of the resignation by the resigning Trustee.
          (5) Following any determination by the Board, the Trust will promptly file a Form 8-K with the Securities and Exchange Commission to announce its decision to accept the tendered resignation or, if applicable, the reason(s) for rejecting the offer of resignation and, in each case, an explanation in reasonable detail.
     (c) To the extent that one or more Trustee’s resignations are accepted by the Board, the Governance and Nomination Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.